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Exhibit 8

                                  SUBSIDIARIES

The following are our "significant subsidiaries", as that term is defined by applicable rules of the Securities and Exchange Commission.


                                          Country of            Proportion of
Company Name                            Incorporation         Ownership Interest

Telenor Mobile Communications AS.......    Norway                  100.00%
Telenor Telecom Solutions AS...........    Norway                  100.00%
Telenor Mobil AS.......................    Norway                  100.00%
Dansk Mobile Holding AS................    Norway                  100.00%
EDB Business Partner ASA...............    Norway                   51.80%
Pannon GSM RT..........................   Hungary                  100.00%
Telenor Interkom Verwaltung GmbH.......   Germany                  100.00%
GrameenPhone Ltd.......................  Bangladesh                 51.00%